IntelGenx Founder, President and CEO Dr. Horst Zerbe Interviewed on Fox Business Network's After the Bell

SAINT LAURENT, QUEBEC, April 10, 2015 - IntelGenx Corp. (TSX-V: IGX) (OTCQX: IGXT) (the “Company” or “IntelGenx”) today announced its President and CEO Dr. Horst G. Zerbe, was a guest on FOX Business Network's After the Bell (weekdays 4-5PM/ET) on Thursday, April 9, 2015.

During the show, Zerbe discussed the company's growth opportunities for its immediate-release, oral film technology, VersaFilm™. As an example, this technology is effective for the treatment of migraines. A replay of the segment can be found at the following link: http://video.foxbusiness.com/v/4163821880001

Dr. Zerbe has more than 30 years' experience in Pharmaceutical R&D, technology management, business development and corporate management. Prior to founding IntelGenx, Dr. Zerbe served as the president of Smartrix Technologies Inc. in Montreal, and as Vice President of R&D at LTS Lohmann Therapy Systems in West Caldwell, NJ. Dr. Zerbe holds more than 40 patents in drug delivery related fields and has published numerous scientific papers in recognized journals.

About IntelGenx:

IntelGenx is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. IntelGenx uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastrointestinal tract. IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films. IntelGenx' development pipeline includes products for the treatment of indications such as severe depression, hypertension, erectile dysfunction, migraine, insomnia, CNS indications, idiopathic pulmonary fibrosis, oncology and pain, as well as animal health products. More information is available about the company at www.intelgenx.com.

Each of the TSX Venture Exchange and OTCQX has neither approved nor disapproved the contents of this press release.

CONTACT:

Paul A. Simmons
Chief Financial Officer
IntelGenx Technologies Corp.
T: +1 514-331-7440
F: +1 514-331-0436
www.intelgenx.com